Exhibit 5.1

October 16, 2003

Ropes & Gray LLP

Point Therapeutics, Inc.

125 Summer Street

Boston, MA 02110

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 1,310,123 shares of Common Stock, $0.01 par value (the “Shares”), of Point Therapeutics, Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s 2003 Stock Option Plan for Non-Employee Directors and the Company’s 1997 Stock Option Plan (collectively, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/    ROPES & GRAY LLP